SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 28, 2015

AMPLIPHI BIOSCIENCES
CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-23930	91-1549568

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Leigh Street, Suite 209

Richmond, Virginia 23219

(Address of principal executive offices) (Zip code)

(804) 205-5069

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Entry into a Definitive Material Agreement

The information disclosed pursuant to Item 5.02 below regarding the Offer Letter by and between AmpliPhi BioSciences Corporation (the “Company”) and M. Scott Salka is incorporated by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2015, the Company announced that M. Scott Salka has been appointed to serve as the Chief Executive Officer of the Company and a member of the Board of Directors, effective May 18, 2015. On such date, Mr. Salka will replace Interim Chief Executive Officer Jeremy Curnock Cook. Mr. Curnock Cook will continue serving as Chairman of the Board of Directors. A copy of the press release announcing the appointment of Mr. Salka as Chief Executive Officer is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Since 2010, Mr. Salka has served as CEO of Aspyrian Therapeutics Inc., a company focused on developing near-infrared photoimmunotherapy (PIT) therapies. Mr. Salka was the CEO of Ambit Biosciences (acquired by Daichi Sankyo) in 2014. During Mr. Salka’s tenure at Ambit, a company developing treatments for oncology, autoimmune and inflammatory diseases, he was responsible for transforming the company from a service contract business to a fully capable drug discovery and development enterprise. Prior to joining Ambit in 2001, he served as the president and chief executive officer of two privately held genomics companies, Arcaris, Inc. and 454 Corporation (sold to Roche in 2007). He also previously co-founded one of the first commercial genomics companies, Sequana Therapeutics, Inc., a pioneer in the effort to commercialize the international Human Genome Project. Mr. Salka has also been a board member of Sorrento Therapeutics, Inc. and San Diego State University College of Business Administration. He received his M.B.A. from Carnegie Mellon University and his B.S. in finance from San Diego State University.

 In connection with the appointment, on April 28, 2015, Mr. Salka entered into an Offer Letter with the Company (the “Offer Letter”). The Offer Letter provides for at-will employment (subject to potential severance payments described below), base salary, incentive bonuses, standard employee benefit plan participation and recommendations for initial stock option grants. The Offer Letter is subject to execution of a standard proprietary information and invention agreement.

The Offer Letter provides for an initial base salary of $425,000 per year, less applicable withholdings. In addition, Mr. Salka will be eligible to earn an annual performance bonus based on achievement of certain Company performance objectives to be established by the Board of Directors or the Compensation Committee. For 2015, Mr. Salka’s annual target performance bonus will equal 40% of his base salary, which will be pro-rated for the partial year of service.

Pursuant to the terms of the Offer Letter and subject to the conditions provided therein, the Board intends to grant Mr. Salka an option to purchase a number of shares of common stock of the Company equal to four percent (4%) of the then current fully diluted number of shares of common stock (assuming conversion or exercise of all outstanding convertible or exercisable securities, and including shares available for issuance pursuant to the 2013 Plan). The options will be subject to time-based and performance vesting.

The Offer Letter provides that if the Company terminates Mr. Salka without “cause” or he resigns for “good reason,” he will be entitled to severance payments on a monthly basis at a rate equal to his base salary then in effect for a period of twelve months.

The Offer Letter permits Mr. Salka to continue to serve in the capacity of chief executive officer of Aspyrian Therapeutics, Inc. (“Aspyrian”) for a period of up to six months from the date of the offer letter. The Offer Letter provides for this transition period to Mr. Salka, provided that he seeks to wind-down his activities with Aspyrian and that such activities do not interfere with his duties or responsibilities to the Company or create a conflict of interest with the Company. In addition, in order to receive his 2015 incentive bonus or any severance payments under the offer letter, Mr. Salka must have terminated his role as chief executive officer of Aspyrian. He can continue to serve on their Board of Directors.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit 99.1 – Press Release dated April 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmpliPhi BioSciences Corporation

Date: May 1, 2015	By:	/s/ David E. Bosher

David E. Bosher
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 30, 2015